Exhibit 10.2

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of May 31, 2005, by and between INTERNATIONAL HOUSE OF PANCAKES, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of June 28, 2001, as amended from time to time (“Credit Agreement”);

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes;

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.                                       The definition of “Consolidated Income Available for Fixed Charges” in Section 1.1 is hereby amended and restated in its entirety to read as follows:

“Consolidated Income Available for Fixed Charges” means the sum of (a) Consolidated Net Income, (b) consolidated income tax expense of IHOP and its Subsidiaries in accordance with GAAP, (c) depreciation and amortization expense, (d) Interest Expense, and (e) rental expense under operating leases, less capital expenditures.

2.                                       The definition of “Consolidated Tangible Net Worth” in Section 1.1 is hereby amended and restated in its entirety to read as follows:

“Consolidated Tangible Net Worth” means shareholders’ equity of IHOP and its Subsidiaries less intangible assets, less Restricted Investments in excess of 10% of shareholders’ equity of IHOP and its Subsidiaries at any date of determination, all as determined for IHOP and its Subsidiaries on a consolidated basis in accordance with GAAP.

3.                                       The definition of “Fixed Charges” in Section 1.1 is hereby amended and restated in its entirety to read as follows:

“Fixed Charges” means the sum of (a) Interest Expense, (b) rental expense under operating leases, (c) the current portion of long term debt, plus (d) the current portion of Capitalized Lease Obligations, all as determined for IHOP and its Subsidiaries on a consolidated basis in accordance with GAAP.

4.                                       The definition of “Line of Credit Maturity Date” in Section 1.1 is hereby amended and restated in its entirety to read as follows:

“Line of Credit Maturity Date” means May 31, 2008, or such later date as may then be in effect pursuant to Section 2.1(d).

5.                                       Section 2.1(c) is hereby amended by adding at the end thereof the following:

Notwithstanding the foregoing, Borrower shall maintain a zero balance on advances under the Line of Credit for a period of at least thirty (30) consecutive days during any given rolling eighteen (18) month period.

6.                                       The following provision is hereby added to the Credit Agreement as Section 2.1(e):

(e)  Cancellation of the Line of Credit.  Borrower may choose to cancel the Line of Credit upon five (5) Business Days written notice to Bank, provided (i) Borrower repays all Advances outstanding under the Line of Credit, (ii) Borrower pays all unused commitment fees accrued through the date of such cancellation, and (iii) if any Letters of Credit are outstanding upon such cancellation, then as security for the reimbursement obligations of Borrower to Bank under such Letters of Credit, Borrower shall grant to Bank a security interest of first priority in cash maintained in a deposit account with Bank in an amount equal to the sum of the undrawn amount of each such Letter of Credit plus the amount of any unreimbursed draws under each such Letter of Credit, plus any unpaid fees relating to any such Letter of Credit, pursuant to such security agreement and other documents as Bank may require, all in form and substance satisfactory to Bank.  Upon satisfaction of all of the foregoing conditions, the Line of Credit shall be deemed cancelled, and Bank shall have no further obligation to make Advances or issue Letters of Credit thereunder, and Borrower shall have no further obligation to pay any additional unused commitment fees in connection therewith.

7.                                       Section 2.2(c) is hereby amended by deleting the reference therein to “three-eighths of one percent (0.375) per annum” and by substituting in its place “one-quarter of one percent (0.25%) per annum.”

8.                                       Section 2.2(d) is hereby amended by deleting the reference therein to “one and one-quarter percent (1.25%) per annum” and by substituting in its place “one half percent (0.50%) per annum.”

9.                                       Section 6.3 is hereby amended by deleting the reference therein to “0.50 to 1.00” and by substituting in its place “0.45 to 1.00.”

10.                                 Section 6.4 is hereby amended and restated in its entirety to read as follows:

SECTION 6.4.  CONSOLIDATED TANGIBLE NET WORTH.  Permit Consolidated Tangible Net Worth at any time from and after December 31, 2004 to be less than the sum of $214,000,000 plus 25% of Consolidated Net Income on a cumulative basis from December 31, 2004, to and including any date of determination.

11.                                 Section 6.6 is hereby amended and restated in its entirety to read as follows:

SECTION 6.6.  RESTRICTED PAYMENTS; RESTRICTED INVESTMENTS.

(a)                                  Restricted Payments.  Permit IHOP, directly or indirectly, through any Subsidiary or otherwise, to pay or declare any dividend on any class of its capital stock (but IHOP or any such Subsidiary may declare and pay dividends payable solely in capital stock or warrants, rights or options to acquire capital stock) or make any other distribution on account of any class of its capital stock; retire, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of any class of its capital stock or any warrants, rights or options to acquire any such shares (other than any such redemption, retirement, purchase or other acquisition in which the consideration paid by IHOP or such Subsidiary consists solely of shares of capital stock of IHOP); or make or provide for any mandatory sinking fund payments required in connection with any class of its capital stock (all of the foregoing being called “Restricted Payments”) unless at the time of any such Restricted Payment, both immediately before and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.  Moreover, so long as no Default or Event of Default shall have occurred and be continuing after giving effect to any such transaction, this Section 6.6(a) shall not prevent (i) the payment of any dividend within 60 days after the date of its declaration if the dividend would have been permitted on the date of its declaration, or (ii) the acquisition, repurchase, retirement, call, put or redemption of any shares of capital stock of IHOP out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of IHOP) of, shares of capital stock of IHOP.

(b)                                 Restricted Investments.  Permit IHOP, directly or indirectly, through any Subsidiary or otherwise, to make any Restricted Investment, unless after giving effect to any Restricted Investment the cumulative aggregate amount of all Restricted Investments made by IHOP and its Subsidiaries after December 31, 2004 would not exceed the sum of (i) $84,230,000 plus (ii) 50% of cumulative Consolidated Net Income from December 31, 2004 through the date of determination (or if IHOP and its

Subsidiaries on a consolidated basis have a cumulative Consolidated Net Loss for such period, then minus 100% of such Consolidated Net Loss), plus (iii) the net proceeds from the issuance or sale of any shares of any class of equity securities of IHOP which are not mandatorily redeemable or otherwise subject to repurchase, retirement, call, put or other reacquisition prior to or on the respective maturity dates of the Fixed Rate Notes (and not subject to acceleration or redemption, repurchase, retirement, call, put or other reacquisition prior to the respective maturity dates of the Fixed Rate Notes) received after December 31, 2004; provided that at the time of any such Restricted Investment, both immediately before and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

12.                                 Section 6.9 is hereby amended by deleting therefrom the reference to “1.50 to 1.00” and by substituting in its place “1.25 to 1.00.”

13.                                 Section 6.13(a) is hereby deleted in its entirety, without substitution therefor.

14.                                 The Line of Credit Note referred to in the Credit Agreement shall hereinafter mean and refer to the promissory note executed by Borrower in substantially the form of Exhibit A attached to this Amendment.

15.                                 Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification.  All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment.  This Amendment and the Credit Agreement shall be read together, as one document.

16.                                 The effectiveness of this Amendment shall be conditioned upon receipt by Bank of the following documents, each properly executed by a responsible official of each party thereto:

(a)                                  An original counterpart of this Amendment executed by Borrower;

(b)                                 The new Line of Credit Note executed by Borrower in substantially the form attached to this Amendment as Exhibit A; and

(c)                                  Such other documents as Bank may reasonably require in connection with this Amendment and the transactions described herein.

17.                                 Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein.  Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

INTERNATIONAL HOUSE OF		WELLS FARGO BANK,
PANCAKES, INC.,		NATIONAL ASSOCIATION
a Delaware corporation

By:	/s/ Julia A. Stewart	By:	/s/ John N. Cate
	Julia A. Stewart		John N. Cate
	President and CEO		Vice President